As filed with the Securities and Exchange Commission on August 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tribune Publishing Company

(Exact name of registrant as specified in its charter)

Delaware	38-3919441
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue

Chicago, Illinois 60611

312-222-9100

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

TRIBUNE PUBLISHING COMPANY 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Julie K. Xanders, Esq.

General Counsel

Tribune Publishing Company

435 North Michigan Avenue

Chicago, Illinois 60611

(Name, address and telephone number of agent for service)

With copies to:

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,542,361	$22.13 (2)	$56,249,737.13	$7,244.97

(1)	The number of shares being registered represents the shares reserved for issuance under the Tribune Publishing Company 2014 Omnibus Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share for Tribune Publishing Company common stock on a “when-issued” trading market as reported by the New York Stock Exchange on August 4, 2014, which were $22.50 and $21.75, respectively.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Tribune Publishing Company (the “Company”) are incorporated herein by reference:

(1)	the Company’s Registration Statement on Form 10 (File No. 001-36230) filed on December 9, 2013 and subsequently amended, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(2)	The Company’s Current Report on Form 8-K, filed on July 25, 2014.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware (the “DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder of the Company will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate the Company’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in the Company’s amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

The Company’s amended and restated certificate of incorporation requires the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. The Company’s amended and restated certificate of incorporation provides that the Company is required to indemnify its directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorney’s fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to pay the expenses (including attorney’s fees) actually and reasonably incurred by the Company’s directors and officers in advance of the final disposition to enable them to defend against such proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on August 7, 2014.

TRIBUNE PUBLISHING COMPANY

By:	/s/ Julie K. Xanders
	Name:	Julie K. Xanders
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 7, 2014 by the following persons in the capacities indicated.

Signature	Title

* John H. Griffin, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)

* John B. Bode	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Eddy W. Hartenstein	Director and Chairman

* David E. Dibble	Director

* Philip G. Franklin	Director

* Renetta McCann	Director

* Ellen Taus	Director

* By:	/s/ Julie K. Xanders
Julie K. Xanders
as Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1	Amended and Restated Certificate of Incorporation of Tribune Publishing Company .

3.2	Amended and Restated By-laws of Tribune Publishing Company.

5.1	Opinion of Debevoise & Plimpton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	Tribune Publishing Company 2014 Omnibus Incentive Plan.